Exhibit 5.5

99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44(0)20.7710.1000 Fax:+44(0)20.7374.4460 www.lw.com

FIRM / AFFILIATE OFFICES
		Abu Dhabi	Moscow
		Barcelona	Munich
		Beijing	New Jersey
		Brussels	New York
22 June 2010		Chicago	Orange County
		Doha	Paris
		Dubai	Riyadh
		Frankfurt	Rome
		Hamburg	San Diego
		Hong Kong	San Francisco
		Houston	Shanghai
		London	Silicon Valley
To:	Global Crossing Limited	Los Angeles	Singapore
	Wessex House	Madrid	Tokyo
	45 Reid Street	Milan	Washington, D.C.
Hamilton HM 12
Bermuda

Dear Sirs

Re:	Registration Statement on Form S-4 relating to the $750,000,000 12% senior secured notes due 2015 (the “New Notes”) of Global Crossing Limited (the “Issuer”)

We have acted as English legal advisers to the Issuer and its subsidiaries listed in Schedule 3 (The Companies) (the “Companies”) in connection with the filing of the registration statement on Form S-4 originally filed on 18 June 2010 by the Issuer and its co-registrants listed therein with the Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “Securities Act”), as the same may be amended from time to time (the “Registration Statement”). The New Notes are to be issued and guaranteed pursuant to the terms of the indenture dated 22 September 2009 filed as Exhibit 4.1 to the Registration Statement and made between, among others, the Issuer, the Companies and Wilmington Trust FSB, as trustee, (the “Indenture”). Upon the Registration Statement becoming effective pursuant to the Securities Act, the Issuer will offer to exchange up to $750,000,000 in aggregate principal amount of the New Notes and the related Guarantees for up to $750,000,000 in aggregate principal amount of the Issuer’s outstanding 12% senior secured notes due 2015 (the “Existing Notes”).

1.	INTRODUCTION

1.1	Purpose

This letter is being rendered to you pursuant to Form S-4 and Reg S-K Item 601(b)(5) of the Securities Act.

1.2	Defined terms and headings

In this letter:

1.2.1	capitalised terms used without definition in this letter or the schedules hereto have the meanings assigned to them in the Indenture unless a contrary indication appears; and

1.2.2	headings are for ease of reference only and shall not affect interpretation.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers or European lawyers. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

22 June 2010

1.3	Legal review

For the purpose of issuing this letter we have reviewed only the following documents and conducted only the following enquiries and searches:

1.3.1	searches at Companies House in respect of each of the Companies on 9 June 2010 and updated on 22 June 2010 (the “Searches”);

1.3.2	enquiries by telephone at the Central Index of Winding Up Petitions, London on 15 June 2010 with respect to each of the Companies and updated on 22 June 2010 at the times set out below:

Fibernet Holdings Limited at 12.25pm

Global Crossing (Bidco) Limited at 12.25pm

Global Crossing Europe Limited at 12.25pm

Global Crossing Financial Markets Limited at 12.25pm

GC Pan European Crossing UK Limited at 14.18pm

Pan American Crossing UK Limited at 14.18pm

GC IMPSAT Holdings I plc at 14.18pm

GC IMPSAT Holdings II Limited at 14.18pm

GC IMPSAT Holdings III Limited at 14.18pm,

(together, the “Enquiries”);

1.3.3	a certificate (and the annexures thereto) of a director of each of the Companies dated 22 September 2009 (the “Director’s Certificates”);

1.3.4	an executed copy of the Indenture; and

1.3.5	a draft of the Registration Statement.

1.4	Applicable law

This letter and the opinions given in it are governed by, and construed in accordance with, English law and relate only to English law as applied by the English courts as at today’s date. In particular:

1.4.1	we have not investigated the laws of any country other than England and we assume that no foreign law affects any of the opinions stated below;

1.4.2	we express no opinion in this letter on the laws of any jurisdiction other than England; and

1.4.3	we express no view on the validity of the matters contained in the opinions listed in Schedule 4 (Legal Opinions) or in any other opinion delivered in connection with the Indenture and our opinions are subject to those laws and the matters contained in those opinions.

1.5	Assumptions and reservations

The opinions given in this letter are given on the basis of each of the assumptions set out in Schedule 1 (Assumptions) and are subject to each of the reservations set out in Schedule 2 (Reservations) to this letter. The opinions given in this letter are strictly limited to the matters stated in paragraph 2 (Opinions) below and do not extend, and should not be read as extending, by implication or otherwise, to any other matters.

22 June 2010

2.	OPINIONS

Subject to paragraph 1 (Introduction) and the other matters set out in this letter, it is our opinion that, as at today’s date:

2.1	Corporate existence

Each of the Companies is duly incorporated under the laws of England as a company with limited liability and:

2.1.1	the Searches revealed no order or resolution for the winding up of any of the Companies and no notice of appointment in respect of any of the Companies of a liquidator, receiver, administrative receiver or administrator; and

2.1.2	the Enquiries indicated that no petition for the winding up of any of the Companies had been presented.

2.2	Corporate Authority

The execution and delivery of the Indenture and the exercise by each of the Companies of its rights and the performance of its obligations thereunder, including under the guarantees set out in the Indenture, have been duly authorised by all necessary corporate action on the part of each of the Companies.

2.3	Capacity

Each of the Companies has the requisite corporate capacity to enter into the Indenture, including the guarantees set out therein, and to perform its obligations thereunder.

2.4	No conflict

The entry into, delivery and performance of its obligations under the Indenture by each of the Companies does not violate its Memorandum and Articles of Association and any existing laws of England and Wales applicable to companies generally.

3.	EXTENT OF OPINIONS

We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax which may arise or be suffered as a result of or in connection with the Indenture or the transactions contemplated thereby.

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter our opinions.

4.	ADDRESSEES

This letter is addressed to you solely for your benefit in connection with the Registration Statement. This letter may not be relied upon by you for any other purpose, or furnished to, or assigned to or relied upon by any other person, firm or entity for any purpose without our prior written consent, which may be granted or withheld in our discretion.

22 June 2010

Notwithstanding the above, this letter may be relied upon by Latham & Watkins LLP in connection with the filing of the Registration Statement and its opinion with respect to the validity of the securities being registered thereunder. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained under the caption “Legal Matters”. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully

LATHAM & WATKINS

SCHEDULE 1

Assumptions

The opinions in this letter have been given on the basis of the following assumptions:

1.	Genuine, authentic and complete documents and searches

(a)	The genuineness of all signatures, stamps and seals on all documents, the authenticity and completeness of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies;

(b)	that all documents, forms and notices which should have been delivered to the Companies Registration Office on behalf of or relating to the Companies have been so delivered and the file of records maintained at the Companies Registration Office concerning the Companies, as reproduced for us by our search agents, was complete, accurate and up to date at the time of the Searches; and has not since the time of the Searches been altered;

(c)	that the contents of the Director’s Certificates are correct in all respects and the attachments to the Director’s Certificates are complete, accurate and up to date;

(d)	that the proceedings and resolutions described in the minutes of the meetings of the board of directors of the Companies referred to in the Director’s Certificates were duly conducted as so described, the persons authorised therein to execute the Indenture on behalf of the relevant Company (the “Authorised Signatories”) were so appointed and that each of the meetings referred to therein was duly constituted and convened and all constitutional, statutory and other formalities were duly observed (including, if applicable, those relating to the declaration of directors’ interests or the power of interested directors to vote), a quorum was present throughout, the requisite majority of directors voted in favour of approving the resolutions and the resolutions passed thereat were duly adopted, have not been revoked or varied and remain in full force and effect; and

(e)	that none of the Companies has passed any new resolutions affecting, terminating, revoking or superceding the resolutions contained in the Director’s Certificates as reviewed by us.

2.	Parties

(a)	To the extent that the obligations of each of the Companies under the Indenture may be dependent upon such matters, that with respect to any party (other than, to the extent expressly set out in the opinions in this letter in relation to the Companies), such party:

(a)	is duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)	is in compliance, generally, with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, injunctions or orders binding upon them or their property;

(c)	has the requisite organisational and legal power and authority to perform its obligations under all relevant documents;

(d)	is duly qualified to engage in the activities contemplated by all relevant documents and will not be in breach of any of its respective obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under such documents;

(e)	is authorised under all applicable laws of its jurisdiction and domicile (where not England and Wales) to submit to the jurisdiction of the English courts and, where not incorporated or domiciled in England and Wales, has validly submitted to such jurisdiction; and

(f)	has validly authorised and executed all relevant documents; and

(b)	that, where a document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement.

3.	Other documents or arrangements

(a)	That the Indenture remains accurate and complete and has not been amended terminated or otherwise discharged and remains in full force and effect at the date of this letter;

(b)	the absence of fraud or mutual mistake of fact or law or any other arrangements, agreements, understandings or course of conduct or prior or subsequent dealings, amending, rescinding or modifying or suspending any of the terms of the Indenture which would result in the inclusion of additional terms therein, and that the parties have acted in accordance with the terms of such agreements and documents;

(c)	that the Indenture has been entered into (i) in the best interests of the parties thereto; and (ii) in good faith for bona fide commercial reasons and on arm’s length terms by each of the parties to it;

(d)	that all requirements and conditions precedent for the Indenture to be entered into have been satisfied; and

(e)	that where any of the provisions of the Indenture attract stamp duty outside the United Kingdom, that such stamp duty has been duly paid.

4.	Representations and warranties

That all statements of fact and representations and warranties contained in or made in connection with any of the documents examined by us were true and correct as at the date given and are true and correct at today’s date and no fact was omitted therefrom which would have made any of such facts, representations or warranties incorrect or misleading.

5.	Foreign laws

That there are no provisions of the laws, and there is no public policy, of any jurisdiction outside England which would be contravened by the execution and delivery of, or the performance of the obligations under, the Indenture and that, insofar as any obligation under, or action to be taken under, the Indenture is required to be performed or taken in any jurisdiction outside England, the performance of such obligation or taking of such action will not be illegal or unenforceable by virtue of the laws, or contravene any public policy, of that jurisdiction.

6.	Filings, Approvals, Consents etc.

That no consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required from any governmental or regulatory authority in connection with the execution, delivery and performance of the Indenture by any of the parties thereto or if such consents, approvals, authorisations, orders, licences, registrations, filings or similar formalities are required, these have been made or will be made within the prescribed time limits.

7.	Insolvency

That none of the parties to the Indenture has taken any corporate or other action nor have any steps been taken or legal proceedings been started against any such party for the liquidation, winding up, dissolution, reorganisation or bankruptcy of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and none of the parties to the Indenture is unable to pay its debts as they fall due, is insolvent or has been dissolved or declared bankrupt.

SCHEDULE 2

Reservations

The opinions in this letter are subject to the following:

1.	Limitations of searches

The Searches and the Enquiries are not conclusively capable of revealing whether or not insolvency proceedings have been commenced. We have not made any enquiry of any County Court as to whether a petition for the appointment of an administrator has been presented to, or an administration order made by, such County Court against any Company.

2.	Insolvency

The opinions set out in this letter are subject to:

(a)	any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances; and

(b)	an English court exercising its discretion under section 426 of the Insolvency Act 1986 (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

3.	Monetary obligations payable other than in Sterling

Whilst, in the event of any proceedings being brought in an English court in respect of any monetary obligation expressed to be payable in a currency other than Sterling, an English court would have power to give judgment to pay such currency, it may decline to do so in its discretion and an English court might not enforce the benefit of a currency conversion or indemnity clause and, with respect to bankruptcy, insolvency, liquidation, moratorium, reorganisation, reconstruction or similar proceedings, English law may require that all claims or debts are converted into Sterling at an exchange rate determined by the court at a date related thereto, such as the date of commencement of a winding-up.

4.	Matters of fact

We express no opinion as to matters of fact.

SCHEDULE 3

The Companies

Fibernet Holdings Limited (03893421)

Global Crossing (Bidco) Limited (03855219)

Global Crossing Europe Limited (03728783)

Global Crossing Financial Markets Limited (02874554)

GC Pan European Crossing UK Limited (03618729)

Pan American Crossing UK Ltd. (03627349)

GC IMPSAT Holdings I plc (06056257)

GC IMPSAT Holdings II Limited (06056399)

GC IMPSAT Holdings III Limited (06056401)

SCHEDULE 4

Legal Opinions

1.	TozziniFrieire Advogados concerning the laws of Brazil;

2.	Cariola, Diez, Perez-Cotapos &Cia concerning the laws of Chile;

3.	Soley, Saborio, Fallas & Asociados concerning the laws of Costa Rica;

4.	Corral & Rosales concerning the laws of Ecuador;

5.	Alvarez, Satamarina y Acedo, S.C. concerning the laws of Mexico;

6.	Sucre Arias y Reyes concerning the laws of Panama;

7.	Berninzon, Loret De Mola, Benavides & Fernández Asociados concerning the laws of Peru;

8.	D’Empaire Reyna Abogados concerning the laws of Venezuela;

9.	Simmons & Simmons and concerning the laws of Belgium;

10.	Michael, Liasides & Co. concerning the laws of Cyprus;

11.	Horten Law Firm concerning the laws of Denmark;

12.	K&L Gates LLP concerning the laws of Germany;

13.	A&L Goodbody Solicitors concerning the laws of Ireland;

14.	Bonn Schmitt Steichen concerning the laws of Luxembourg;

15.	Freshfields Bruckhaus Deringer concerning the laws of Spain;

16.	Advokatfirma Lindhs DLA Nordic KB concerning the laws of Sweden;

17.	Vischer Attorneys at Law concerning the laws of Switzerland;

18.	Houthoff Buruma and Van Doorne N.V. concerning the laws of The Netherlands;

19.	Freehills concerning the laws of Australia;

20.	Wilkinson & Grist concerning the laws of Hong Kong;

21.	Nagashima, Ohno & Tsunematsu concerning the laws of Japan;

22.	Rodyk & Davidson LLP concerning the laws of Singapore;

23.	Appleby concerning the laws of Bermuda;

24.	Blake, Cassels & Graydon LLP concerning the laws of Quebec;

25.	Latham & Watkins LLP concerning the laws of New York;

26.	LeClairRyan concerning the laws of Virginia;

27.	Whyte Hirschboeck Dudek S.C. concerning the laws of Wisconsin, Iowa and Michigan; and

28.	Moore & Dodson concerning the laws of the U.S. Virgin Islands.